As filed with the Securities and Exchange Commission on March 13, 2013

Registration No. 333-173391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Independence Realty Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

(215) 243-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: James J. Sebra

(215) 243-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Jason W. Goode

Lesley H. Solomon

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Registration No. 333-173391

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-173391) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b) Exhibits:

23.1 Consent of Grant Thornton LLP

24.1 Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, in the Commonwealth of Pennsylvania, on this 13th day of March, 2013.

Independence Realty Trust, Inc.

By:	/s/ James J. Sebra
James J. Sebra Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

* Scott F. Schaeffer	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 13, 2013

/s/ James J. Sebra James J. Sebra	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 13, 2013

* William C. Dunkelberg	Independent Director	March 13, 2013

* Robert F. McCadden	Independent Director	March 13, 2013

* DeForest B. Soaries, Jr.	Independent Director	March 13, 2013

/s/ James J. Sebra * James J. Sebra, as attorney-in-fact		March 13, 2013